Exhibit 99.2

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD TO OFFER $2.2 BILLION OF CONVERTIBLE SENIOR NOTES;

COMPANY TO REPURCHASE $1 BILLION IN COMMON STOCK

Foster City, California, July 26, 2010 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced its intention to offer, subject to market and other conditions, approximately $1.1 billion principal amount of convertible senior notes due 2014 and approximately $1.1 billion principal amount of convertible senior notes due 2016 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be settled, at the company’s election, in cash, common stock or a combination of cash and common stock. Gilead also expects to grant the initial purchasers an option to purchase up to $300 million aggregate principal amount of additional notes to cover overallotments.

Gilead expects to use at least $1 billion of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated, off-market transactions from purchasers of the notes, contemporaneously with the pricing of the notes offering, and thereafter pursuant to its previously announced $5 billion stock repurchase program. In addition, proceeds from the offering, together with any proceeds from the warrant transactions described below, will be used to fund convertible note hedge transactions described below that Gilead expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates, as option counterparties. The remaining proceeds from the offering will be added to Gilead’s working capital and will be used for general corporate purposes, including additional repurchases of its common stock and repayment of Gilead’s existing indebtedness. Gilead’s repurchases of its common stock may be made through open market and private block transactions pursuant to Rule 10b5-1 plans, privately negotiated transactions, an accelerated share repurchase program or other means as determined by Gilead’s management.

In connection with the offering, Gilead intends to enter into convertible note hedge transactions with one or more of the option counterparties for the purpose of reducing the potential dilution upon future conversion of the notes. Gilead also intends to enter into warrant transactions with the same option counterparties. The warrant transactions could have a dilutive effect on Gilead’s earnings per share to the extent that at any time the market price of its common stock exceeds the strike price of the warrants. In addition, if the initial purchasers exercise their option to purchase additional notes, Gilead expects to enter into additional convertible note hedge transactions and warrant transactions with the same option counterparties.

In connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, the option counterparties and/or their affiliates expect to enter into various derivative transactions with respect to Gilead’s common stock concurrently with or shortly after the pricing of the notes. Gilead’s repurchase of shares of its common stock and the initial hedging activity by the

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404   USA

phone 650 574 3000     facsimile 650 578 9264

July 26, 2010	Page 2

option counterparties and/or their affiliates could increase (or limit a decrease in) the market price of Gilead’s common stock at the time of the pricing of the notes. In addition, the option counterparties and/or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Gilead’s common stock and/or purchasing or selling shares of Gilead’s common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion reference period related to a conversion of notes). This activity could limit an increase or cause a decrease in the market price of Gilead’s common stock or the trading price of the notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Gilead’s common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the current market demand for these types of securities and the securities of Gilead and the negotiations between Gilead and the initial purchasers, and Gilead’s ability to consummate repurchases of shares of its common stock (including under the accelerated share repurchase program) due to changes in our stock price, corporate or other market conditions. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2009 and Gilead’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010, each as filed with the U.S. Securities and Exchange Commission, and each may be updated by the risk factors set forth in any subsequent filing by Gilead with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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